UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 8, 2009 (Date of earliest event reported)

U.S. GEOTHERMAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706

(Address of principal executive offices)

(208)  424-1027

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Through its wholly owned subsidiary USG Oregon LLC, U.S. Geothermal Inc., a renewable energy development company focused on the production of electricity from geothermal energy, entered into a power purchase agreement ("PPA") with Idaho Power Company dated December 11, 2009. The 25-year PPA provides for the sale and delivery of up to 25 megawatts from the Neal Hot Springs project in eastern Oregon at an initial average annual price of $96.00 per megawatt-hour for power delivered during 2012. The average annual price has been adjusted annually using a variable escalation rate over the term of the contract. The power price is also structured with seasonable adjustments so that during certain off-peak periods the power price is 73% of the annual average and during certain on-peak periods the price is 120% of the annual average. Environmental attributes of the energy produced are included in the purchase price. The PPA is subject to the approval of the Idaho Public Utility Commission which is anticipated within the next 60 to 90 days.

In order to protect Idaho Power from unanticipated material fluctuations in supply, the PPA requires the Company on a daily and annual basis to forecast its electrical output in advance. Beginning the 5th contract year, if the actual annual plant output is below 90% of the forecasted annual output, then a shortfall exists. The shortfall can be made up in the next 12 months. If the project is unable to make up the shortfall in power deliveries then damages are payable for the amount of the shortfall based on market replacement power costs. Because the forecasts are done every twelve months, the Company anticipates that it will generally be able to forecast appropriately.

Item 8.01

Other Events

San Emidio

Under the Company’s existing power purchase agreement with Sierra Pacific Power Company in effect at the operating San Emidio power plant, the average power price paid to the project for energy and capacity increased 26.5% from prior periods. The favorable increase is the result of an annual adjustment to the rate paid under the contract for energy and capacity; the rate is in effect for the period from September 1, 2009 to September 1, 2010.

On November 23, 2009, U.S. Geothermal acquired 724 acre-feet of additional groundwater rights and a mothballed dehydration facility located adjacent to the San Emidio site. U.S. Geothermal now owns 1,488 acre-feet of water rights that allow the use of high efficiency water cooling for the planned power plant expansion. The 40 acre dehydration site includes 91,184 square feet of office, shop, and operation and storage buildings.

Since acquiring the San Emidio project in May 2008, U.S. Geothermal invested $577,400 in repairs and upgrades to the existing 22 year old power plant and associated well field to increase production capacity and power sales while a planned repower and expansion process takes place. Electrical power output has increased 33.3 percent from the first half of 2009 and the project is generating positive cash flow. U.S. Geothermal is planning the initial San Emidio project as a 35 MW plant developed in two stages: repower and expansion. Under the first stage, the existing 3.6 MW plant will be replaced with a new, more efficient 9 to 10 MW power plant that will utilize the existing geothermal fluid flow from the proven reservoir. The expected online date for this replacement plant is late 2011. The second stage requires drilling new production wells and constructing an upgraded transmission line to support increased power production. The expansion stage power plant is expected to produce an incremental increase of 26 MW and come online by the third quarter of 2012.

Neal Hot Springs

As previously announced, in May 2009, the Neal Hot Spring Project was selected by the U.S. Department of Energy to enter into due diligence review and participate in direct loan negotiations for up to 80% of the total project costs currently estimated to be $106 million . In addition, the project qualifies for the new investment tax credit of 30% of project costs which can be converted into a cash grant from the U.S. Treasury upon completion.

Neal Hot Springs is currently being developed using an air-cooled power plant with an annual average net output of 22 MW. U.S. Geothermal has successfully drilled two production wells that have a combined projected power plant output rating of nearly 15 MW subject to drilling the required injection wells.

The information provided in this current report may contain forward-looking statements within the definition of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in our filings with Canadian and U.S. securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

On December 8, 2009 and December 14, 2009, U.S. Geothermal Inc. issued news releases entitled "PPA Pricing Improved; New Water Rights Acquired at San Emidio Project" and "U.S. Geothermal Signs Neal Hot Springs PPA With Idaho Power", respectively. Copies of the news releases are attached to this Current Report as Exhibit 99.1 and 99.2.

Item 9.01

Financial Statements and Exhibits

(c)

Exhibits

Exhibit Number	Description

99.1	Press release of U.S. Geothermal Inc. dated December 8, 2009 entitled "PPA Pricing Improved; New Water Rights Acquired at San Emidio Project"

99.2	Press release of U.S. Geothermal Inc. dated December 14, 2009 entitled "U.S. Geothermal Signs Neal Hot Springs PPA With Idaho Power"

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 16, 2009

U.S. Geothermal Inc.

By: /s/ Kerry D. Hawkley

  Kerry D. Hawkley
  Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of U.S. Geothermal Inc. dated December 8, 2009 entitled "PPA Pricing Improved; New Water Rights Acquired at San Emidio Project"

99.2	Press release of U.S. Geothermal Inc. dated December 14, 2009 entitled "U.S. Geothermal Signs Neal Hot Springs PPA With Idaho Power"